Exhibit 10.3

VIAVI SOLUTIONS INC.
1998 EMPLOYEE STOCK PURCHASE PLAN
(Restated effective as of November 15, 2017; Amended on May 16, 2019)

I.	PURPOSE
The Viavi Solutions Inc. 1998 Employee Stock Purchase Plan is intended to provide eligible employees of the Company and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the “Code”) for Participants in the United States. The Plan was initially established as the JDS Uniphase Corporation 1998 Employee Stock Purchase Plan effective as of August 1, 1998 and was subsequently amended a number of times. In connection with the spin-off of Lumentum Holdings, Inc. from the Company on August 1, 2015 (the “Spin-off”), and the related renaming of JDS Uniphase Corporation as Viavi Solutions Inc., the Plan was amended and restated in its entirety as the Viavi Solutions Inc. 1998 Employee Stock Purchase Plan and certain adjustments were made to the number of shares of Stock reserved for issuance under the Plan. On November 15, 2017 (the “Restatement Effective Date”), the Plan was amended and restated to, among other things, extend the term of the Plan until November 15, 2027. On May 16, 2019 (the “Amendment Effective Date”), the Plan was amended to, among other things, reduce the purchase price of purchase rights and the Plan, as amended will be effective for offerings made under the Plan commencing on or after the Amendment Effective Date.

II.	DEFINITIONS
For purposes of administration of the Plan, the following terms shall have the meanings indicated:
Compensation means the (i) regular base salary or base wages paid to a Participant by one or more Participating Companies during such individual’s period of participation in the Plan, plus (ii) any amounts contributed by the Corporation or any Corporate Affiliate pursuant to a salary reduction agreement which are not includible in the gross income of the Participant by reason of Code Sections 402(e)(3) or 125, plus (iii) all of the following amounts to the extent paid in cash: overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments. However, Compensation shall not include any contributions (other than those excludible from the Participant’s gross income under Code Sections 402(e)(3) or 125) made on the Participant’s behalf by the Company or any Corporate Affiliate to any deferred compensation plan or welfare benefit program now or hereafter established.
Board means the Board of Directors of the Company.
Company means Viavi Solutions Inc., a Delaware corporation, formerly known as JDS Uniphase Corporation, and any corporate successor to all or substantially all of the assets or voting stock of Viavi Solutions Inc., which shall by appropriate action adopt the Plan.
 Corporate Affiliate means any company which is, or in the future becomes, either the parent corporation or a subsidiary corporation of the Company (as determined in accordance with Section 424 of the Code).
Employee means any person who is regularly engaged, for a period of more than 20 hours per week and more than 5 months per calendar year, in the rendition of personal services to the Company or any other Participating Company for earnings considered wages under Section 3121(a) of the Code. For purposes of the Plan, a person’s employment with the Company or a Participating Company terminates and the person ceases to be an Employee on the date on which such person ceases to provide continuous active service to the Company or Participating Company. In jurisdictions requiring notice in advance of an effective termination of an employee’s employment, an employee’s continuous active service shall be deemed terminated upon the actual cessation of the active performance of duties or responsibilities in providing services to the Company or a Participating Company, notwithstanding any required notice period that must be fulfilled or pay in lieu of notice or severance pay that must be provided before a termination as an employee can otherwise become effective under applicable laws, regardless of whether such notice has been fulfilled or pay in lieu of notice or severance pay has been provided. Further, and notwithstanding anything else in the Plan, a person’s employment with the Company or a Participating Company terminates and the person ceases to be an Employee on the date that he or she is notified that his or her employment is terminated for cause or for just cause. The terms “termination of employment” or “cessation of Employee status” or similar terms have meaning corresponding to this definition of “Employee.”
Participant means any Employee of a Participating Company who is actively participating in the Plan.
Participating Company means the Company and such Corporate Affiliates as may be designated from time to time by the Board.
Plan means this 1998 Employee Stock Purchase Plan.
Plan Administrator means either the Board or a committee of the Board that is responsible for administration of the Plan.
Purchase Period means each six-month period commencing on (1) any February 1 and ending on the subsequent July 31, or (2) commencing on August 1 and ending on the subsequent January 31; provided, however, that the Plan Administrator may establish prior to the commencement of any Purchase Period, a different duration for one or more Purchase Periods or different commencing or ending dates for such Purchase Periods; provided that no Purchase Period may have a duration exceeding six (6) months. If the first day of a Purchase Period is not a Trading Day, then the next subsequent Trading Day will be deemed the first day of the Purchase Period unless the Company provides otherwise prior to the commencement of such Purchase Period. If the last day of a Purchase Period is not a Trading Day, the immediately preceding Trading Day will be deemed the last day of the Purchase Period unless the Company provides otherwise prior to the commencement of such Purchase Period.
Stock means shares of the common stock of the Company.
Trading Day means a day on which the principal stock exchange or quotation system on which the Stock is then listed is open for trading.

III.	ADMINISTRATION
The Plan shall be administered by the Plan Administrator which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Plan Administrator shall, to the full extent permitted by applicable law, be final and binding upon all persons.

IV.	PURCHASE PERIODS
(a)Stock shall be offered for purchase under the Plan through a series of Purchase Periods established by the Plan Administrator until such time as (i) the maximum number of shares of Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated, discontinued, or suspended in accordance with Article X or Article XI.
(b)The Participant shall be granted a separate purchase right for each Purchase Period in which he/she participates. The purchase right shall be granted on the first day of the Purchase Period and shall be automatically exercised on the last day of such Purchase Period provided such purchase right remains outstanding on such date.
(c)The acquisition of Stock through participation in the Plan for any Purchase Period shall neither limit nor require the acquisition of Stock by the Participant in any subsequent Purchase Period, subject to the limitations of Sections V, VII, and VIII hereof.
(d)Under no circumstances shall any purchase rights granted under the Plan be exercised, nor shall any shares of Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Company’s stockholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which the Stock is listed and all other applicable requirements established by law or regulation.
V.ELIGIBILITY AND PARTICIPATION
(a)Every Employee of a Participating Company shall be eligible to participate in the Plan on the first day of the first Purchase Period following the Employee’s commencement of service with the Company or any Corporate Affiliate.

(b)In order to participate in the Plan for a particular Purchase Period, the Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) prior to the commencement date of the Purchase Period.
(c)The payroll deduction authorized by a Participant for purposes of acquiring Stock under the Plan may be any multiple of 1% of Compensation paid to the Participant during the relevant Purchase Period, up to a maximum of 10%. The deduction rate so authorized shall continue in effect for the entire Purchase Period unless the Participant shall, prior to the end of the Purchase Period for which the purchase right is in effect, reduce the rate by filing the appropriate form with the Plan Administrator (or its designate). The reduced rate shall become effective as soon as practicable following the filing of such form. Each Participant shall be permitted such a rate reduction only one (1) time in each Purchase Period. The reduced rate shall continue in effect for the entire Purchase Period and for each subsequent Purchase Period, unless the Participant shall, prior to the commencement of any subsequent Purchase Period, designate a different rate (up to the 10% maximum) by filing the appropriate form with the Plan Administrator (or its designate). The new rate shall become effective for the first Purchase Period commencing after the filing of such form. Payroll deductions, however, will automatically cease upon the termination of the Participant’s purchase right in accordance with Section VII(d) or (e) below.
(d)With respect to Participants who are not United States residents, the amount deducted for each such Participant shall be deducted from the Participant’s salary in the currency in which such Participant is compensated and shall be converted to United States dollars by using the United States buying rate as reported by Bloomberg for the purchase of United States dollars with such currency on the day Stock is purchased for the Participant’s account.
VI.STOCK SUBJECT TO PLAN
(a)The Stock purchasable by Participants under the Plan shall, solely in the Board’s discretion, be made available from either authorized but unissued Stock or from reacquired Stock, including shares of Stock purchased on the open market. On August 1, 2015, in connection with the Spin-off, the Plan was amended and restated to adjust the number of shares of Stock that were available for issuance under the Plan as of that date from 3,199,171 shares to 5,727,155, subject to adjustment under Section VI(b). As of the Restatement Effective Date, 4,573,845 shares of Stock were available for issuance under the Plan, subject to adjustment under Section VI(b). With respect to any amendment to increase the total number of shares of Stock under the Plan, the Plan Administrator shall have discretion to disallow the purchase of any increased shares of Stock for the Purchase Period in existence at the time of such increase. If the Plan Administrator determines that on a given purchase date the number of shares with respect to which purchase rights are to be exercised may exceed the number of shares then available for sale under the Plan, the Plan Administrator may make a pro-rata allocation of the shares remaining available for purchase on such purchase date in as uniform a manner as shall be practicable and as it shall determine to be equitable and continue such Purchase Period. Any amount remaining in a Participant’s payroll account following such pro-rata allocation shall be promptly refunded to the Participant without interest and shall not be carried over to any future Purchase Period.
(b)In the event any change is made to the Stock purchasable under the Plan by reason of any recapitalization, stock dividend, stock split, combination of shares or other change affecting the outstanding common stock of the Company as a class without receipt of consideration, then appropriate adjustments shall be made by the Plan Administrator to the class and maximum number of shares purchasable under the Plan, the class and maximum number of shares purchasable per Participant under any purchase right outstanding at the time or purchasable per Participant over the term of the Plan, and the class and number of shares and the price per share of the Stock subject to outstanding purchase rights held by Participants under the Plan.
VII.PURCHASE RIGHTS
An Employee who participates in the Plan for a particular Purchase Period shall have the right to purchase Stock on the purchase date for such Purchase Period upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

(a)Purchase Price. The purchase price per share shall be the lesser of (i) 85% of the fair market value of a share of Stock on the date on which the purchase right is granted or (ii) 85% of the fair market value of a share of Stock on the date the purchase right is exercised; provided, however, that the Plan Administrator may increase such purchase price per share prior to the commencement of any Purchase Period. For purposes of determining such fair market value (and for all other valuation purposes under the Plan), the fair market value per share of Stock on any date shall be the closing selling price per share (or the closing bid, if no sales are reported on such date), as officially quoted on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, on the date of determination (or, if no closing selling price or closing bid was reported on that date, as applicable, on the last Trading Day such closing selling price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable.
(b)Number of Purchasable Shares. The number of shares purchasable by a Participant on a purchase date for a Purchase Period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Period, together with any amount carried over from the prior Purchase Period pursuant to the provisions of Section VII(f), by the purchase price in effect for such purchase date. However, the maximum number of shares purchasable by the Participant pursuant to any one outstanding purchase right shall not exceed 4,000 shares (subject to adjustment under Section VI(b)).
Under no circumstances shall purchase rights be granted under the Plan to any Employee if such Employee would, immediately after the grant, own (within the meaning of Section 424(d) of the Code), or hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Corporate Affiliates.
(c)Payment. Payment for Stock purchased under the Plan shall be effected by means of the Participant’s authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the commencement date of the relevant Purchase Period and shall terminate with the pay day ending with or immediately prior to the last day of the Purchase Period. The amounts so collected shall be credited to the Participant’s individual account under the Plan, but no interest shall be paid on the balance from time to time outstanding in the account. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.
(d)Termination of Purchase Rights.
(i)A Participant may, prior to any purchase date, terminate his/her outstanding purchase right under the Plan by filing the prescribed notification form with the Plan Administrator (or its designate). The Company will then refund the payroll deductions which the Participant made with respect to the terminated purchase right without interest, and no further amounts will be collected from the Participant with respect to such terminated right.
(ii)The termination shall be irrevocable with respect to the particular Purchase Period to which it pertains and shall also require the Participant to re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization) if the Participant wishes to resume participation in a subsequent Purchase Period.
(e)Termination of Employment. If a Participant ceases Employee status during any Purchase Period, then the Participant’s outstanding purchase right under the Plan shall immediately terminate and all sums previously collected from the Participant and not previously applied to the purchase of stock during such Purchase Period shall be promptly refunded without interest. However, should the Participant die or become permanently disabled while in Employee status, then the Participant or the person or persons to whom the rights of the deceased Participant under the Plan are transferred by will or by the laws of descent and distribution (the “successor”) will have the election, exercisable at any time prior to the purchase date for the Purchase Period in which the Participant dies or becomes permanently disabled that is scheduled to occur within three (3) months of the date that the Participant ceases to be an Employee due to death or permanent disability, to (i) withdraw all of the funds in the Participant’s payroll account at the time of his/her cessation of Employee status or (ii) have such funds held for purchase of shares of Stock on the purchase date. If the Plan Administrator (or its designate) does not receive such an election prior to the purchase date for such Purchase Period, or the Purchase Period will end more than three (3) months after the Participant ceases to be an Employee due to death or permanent disability, the successor will be deemed to have elected to withdraw all of the funds in the Participant’s payroll account at the time of his/her cessation of Employee status and such funds shall be distributed to the successor as soon as administratively practicable. In no event, however, shall any further payroll deductions be added to the Participant’s account following his/her cessation of Employee status.
For purposes of the Plan, a Participant shall be deemed to be permanently disabled if he/she is unable, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of at least twelve (12) months, to engage in any substantial gainful employment.
(f)Stock Purchase. Outstanding purchase rights shall be automatically exercised as provided in Section IV(b). The exercise shall be effected by applying the amount credited to the Participant’s account on the last date of the Purchase Period to the purchase of whole shares of Stock (subject to the limitations on the maximum number of purchasable shares set forth in Section VII(b)) at the purchase price in effect for such purchase date. Any amount remaining in the Participant’s account after such exercise representing a fractional share of Stock shall be held for the purchase of Stock on the next purchase date; provided, however, that any other amount not applied to the purchase of Stock at the end of a Purchase Period shall be refunded without interest promptly after the close of the Purchase Period, including any amount not applied to the purchase of stock by reason by the Section VII(b) or the Section VIII limitations on the maximum number of purchasable shares.
(g)Rights as Stockholder. A Participant shall have no rights as a stockholder with respect to shares covered by the purchase rights granted to the Participant under the Plan until the shares are actually purchased on the Participant’s behalf in accordance with Section VII(f). No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.
(h)Assignability. No purchase rights granted under the Plan shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution, and the purchase rights shall, during the lifetime of the Participant, be exercisable only by such Participant.
(i)Merger or Liquidation of Company. In the event the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated) or in the event the Company is liquidated, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to such sale, merger, reorganization or liquidation (or such other time, as determined by the Plan Administrator) determined by applying all sums previously collected from Participants pursuant to their payroll deductions in effect for such rights to the purchase of whole shares of Stock, subject, however, to the applicable limitations of Section VII(b) and Section VIII.
VIII.ACCRUAL LIMITATIONS
(a)No Participant shall be entitled to accrue rights to acquire Stock pursuant to any purchase right under this Plan if and to the extent such accrual, when aggregated with (I) Stock rights accrued under other purchase rights outstanding under this Plan and (II) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or its Corporate Affiliates, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.
(b)For purposes of applying the accrual limitations of Section VIII(a), the right to acquire Stock pursuant to each purchase right outstanding under the Plan shall accrue as follows:
(i)The right to acquire Stock under each such purchase right shall accrue as and when the purchase right first becomes exercisable during the calendar year as provided in Section IV(b).
(ii)No right to acquire Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 worth of Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to that purchase right or one or more other purchase rights which may have been held by the Participant during such calendar year.
(iii)If by reason of the Section VIII(a) limitations, the Participant’s outstanding purchase right does not accrue for any Purchase Period, then the payroll deductions which the Participant made during that Purchase Period with respect to such purchase right shall be promptly refunded without interest.
(c)In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.
IX.STATUS OF PLAN UNDER FEDERAL TAX LAWS
(a)The Plan is designed to qualify as an employee stock purchase plan under Section 423 of the Code for Participants in the United States. However, the Plan Administrator may, at its discretion, cease to administer the Plan as a qualified employee stock purchase plan under Code Section 423. Accordingly, share purchases effected under the Plan at any time after the Plan ceases to be administered as a qualified employee stock purchase plan under Code Section 423 (whether pursuant to purchase rights granted before or after the Plan ceases to be qualified) shall result in taxable income to each Participant equal to the excess of (i) the fair market value of the purchased shares on the purchase date over (ii) the purchase price paid for such shares.
(b)To the extent required by law, the Company’s obligation to deliver shares to the Participant upon the exercise of any outstanding purchase right shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and employment and similar non-United States tax withholding requirements.
X.AMENDMENT AND TERMINATION
(a)The Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action shall become effective prior to the exercise of outstanding purchase rights at the end of the Purchase Period in which such action is authorized. To the extent necessary to comply with Code Section 423, the Company shall obtain stockholder approval in such a manner and to such a degree as required.
(b)The Company shall have the right, exercisable in the sole discretion of the Plan Administrator, to terminate the Plan immediately following the end of a Purchase Period. Should the Company elect to exercise its right to terminate the Plan, then the Plan shall terminate in its entirety, and no further purchase rights shall thereafter be granted, and no further payroll deductions shall thereafter be collected, under the Plan.
XI.GENERAL PROVISIONS
(a)The Plan shall terminate upon the earlier of (i) November 15, 2027 or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan.
(b) All costs and expenses incurred in the administration of the Plan shall be paid by the Company.
(c)Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any of its Corporate Affiliates for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause. Termination of the Plan, or of a person’s status as an Employee or a Participant under the Plan, shall not constitute a constructive dismissal of the Participant’s employment with the Company or a Participating Company. Further, no person shall have any rights or entitlement under the Plan after such person has ceased to be an Employee for purposes of the Plan or a Participant in the Plan.
(d)Governing Law. The Plan is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code, or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties, except to the extent the internal laws of the State of California are superseded by the laws of the United States. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.